EXHIBIT 107

Calculation of Filing Fee Table

FORM S-8
(Form Type)

SpartanNash Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(2)
Equity	Common Stock, no par value per share	Rule 457(c) and Rule 457(h)	300,000	$29.87	$8,961,000.00	.0000927	$830.68

Total Offering Amounts							$830.68
Total Fee Offsets							$--
Net Fee Due							$830.68

(1)

The Registrant is filing this Registration Statement to register the issuance of 300,000 shares of Common Stock under the SpartanNash Company Associate Stock Purchase Plan of 2022 (the “Plan”).  In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate number of additional shares as may be authorized in the event of an adjustment as a result of an increase in the number of issued shares of Common Stock resulting from the payment of stock dividends or stock splits or certain other capital adjustments.

(2)

Estimated solely for the purpose of calculating the registration fee. On June 24, 2022, the average of the high and low prices of the Registrant’s Common Stock reported on Nasdaq was $29.87 per share. The registration fee is computed in accordance with Rule 457(h) and (c) under the Securities Act.